Exhibit 5.4
March 7, 2011
Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Ladies and Gentlemen:
     We have acted as special counsel to Rainbow Rentals, Inc., an Ohio corporation (“RRI”), in connection with the preparation and filing by Rent-A-Center, Inc., a Delaware corporation (“RAC”), and certain subsidiary guarantors of RAC, including RRI, of the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) relating to the proposed exchange offer by RAC to issue up to $300,000,000 aggregate principal amount of 6.625% Senior Notes due 2020 (the “Exchange Notes”) and related guarantees in exchange for an equivalent principal amount of outstanding 6.625% Senior Notes due 2020 (the “Outstanding Notes”) and related guarantees that are validly tendered and not validly withdrawn prior to the consummation of the exchange offer.
     The Exchange Notes will be issued pursuant to an Indenture, dated as of November 2, 2010, among RAC, certain subsidiary guarantors of RAC, including RRI, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”) relating to the Outstanding Notes (“Indenture”). RRI will execute a guarantee with respect to the Exchange Notes (the “Guarantee”). Any capitalized terms used in this Opinion and not otherwise defined have the meanings given to such terms in the Indenture.
     In rendering this Opinion, we have examined originals or copies of such corporate records of RRI, certificates and other communications of public officials, certificates of officers of RRI and such other documents as we have deemed necessary. As to questions of fact material to the opinions rendered herein, we have, to the extent we deemed appropriate, relied on certificates of officers of RRI and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the due authorization, execution and delivery by the parties thereto of all documents examined by us (other than the due authorization of the Indenture and the due authorization, execution and delivery of the Guarantee by RRI), the legal capacity of each individual who signed any of those documents, and the accuracy and completeness of all public records reviewed by us.
     Where we render an opinion “to our knowledge,” it is based solely upon the actual knowledge of the attorneys who have been directly involved in representing RRI, and that in the course of our representation of RRI that no facts have come to our attention that would give us actual knowledge or actual notice that the opinion is not accurate. We have undertaken no independent investigation or verification of such matters.

     Based on the foregoing and subject to the qualifications set forth in subsequent portions of this letter, we are of the opinion that:
     1. RRI is a corporation, validly existing and in good standing under the laws of the State of Ohio with full corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee.
     2. The execution, delivery and performance by RRI of the Indenture and the Guarantee have been duly authorized by all requisite corporate action on the part of RRI and the Indenture and the Guarantee have been duly executed and delivered by RRI.
     3. The Guarantee will be (a) duly executed by RRI when signed by an officer of RRI designated in the resolutions of its Board of Directors relating thereto, and (b) duly delivered by RRI when duly executed by RRI and delivered to the Trustee, to the extent that such delivery to the Trustee also constitutes deliver to the Holders.
     4. No consent, approval, authorization or order of any governmental agency or body of the State of Ohio generally applicable to corporations is required to be obtained by RRI for the consummation of the transactions contemplated by the Indenture or the Guarantee.
     5. To our knowledge, no consent, approval, authorization or order of any court of the State of Ohio is required to be obtained by RRI for the consummation of the transactions contemplated by the Indenture or the Guarantee.
     We are admitted to practice law in the State of Ohio, and do not herein express any opinion as to matters governed by any laws other than the federal laws of the United States of America and the laws of the State of Ohio.
     This Opinion is limited to the matters set forth herein. No opinion may be inferred or implied beyond the matters expressly contained herein. We assume no obligation to update or supplement this opinion to reflect facts or circumstances after the effective date of the Registration Statement that may thereafter come to our attention or any changes in the law that may thereafter occur.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Fulbright & Jaworski L.L.P. may rely upon this opinion in connection with the Registration Statement and the transactions contemplated by the Indenture and the Guarantee.

Very truly yours,
/s/ FRANTZ WARD LLP
FRANTZ WARD LLP